Exhibit 10.30

Description of Compensation Arrangements between Motorola, Inc.

and Gregory Q. Brown, Executive Vice President, President and

Chief Executive Officer, Commercial, Government and Industrial Solutions Sector

The Company entered into compensation arrangements with Mr. Brown in December 2002 as an incentive for him to join Motorola. His compensation arrangements provide for the following payments to be made as described below:

•	A sign-on bonus of $200,000, half of which was paid within 30 days of Mr. Brown’s employment and the other half of which was paid after completion of his first year of employment.

•	A stock option for 500,000 shares of Motorola common stock granted on January 1, 2003, with an option exercise of $8.65, the fair market value of Motorola stock on the date of grant; the options will expire on January 1, 2013; 10% of the options vested on January 1, 2004, 20% of the options will vest on January 1, 2005, 30% of the options will vest on January 1, 2006 and the remaining 40% of the options will vest on January 1, 2007; the options are subject to the conditions of the Company’s standard award agreement and stock option consideration agreement.

•	A grant of 100,000 restricted stock units effective on January 1, 2003; restrictions on 25% of the units will lapse on January 1, 2005, restrictions on an additional 25% of the units will lapse on January 1, 2006, restrictions on an additional 25% of the units will lapse on January 1, 2007 and restrictions on the remaining 25% of the units will lapse on January 1, 2008; the units are subject to the conditions of the Company’s standard restricted stock unit agreement.

•	If, during the two years following his employment date of January 1, 2003, Mr. Brown is terminated without cause by Motorola or Mr. Brown terminates his employment with Motorola for good reason, Motorola has agreed to pay him severance equal to eighteen months base salary plus targeted short-term incentive payouts.